NEWS	Exhibit 99.1

Chris Meyer
Group Vice President, IR & Finance
(813) 830-5311

Bloomin’ Brands Announces 2014 Third Quarter Adjusted Diluted EPS of $0.10 and Diluted EPS of $(0.09);
Reaffirms Adjusted Diluted EPS Guidance of Between $1.05 and $1.10;
Posts Core Domestic Comparable Sales Increase of 3.3%;
Details Restructuring Plan for South Korea

TAMPA, Fla., November 4, 2014 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the thirteen weeks ended September 28, 2014.

Key highlights for the thirteen weeks ended September 28, 2014 include the following:

•	Total revenues increased 10.1% to $1.1 billion

•	Comparable sales for Company-owned core domestic concepts increased 3.3% while traffic increased 0.6%

•	The Company announced its intention to close 34 Outback Steakhouse restaurants in South Korea as part of a restructuring initiative to right-size the business and position it for future growth

•	Total system-wide development was 16 new restaurants including four Outback Steakhouse restaurants in Brazil

•	Adjusted restaurant-level operating margin* was 13.8% versus 13.0% in the third quarter of 2013 and U.S. GAAP restaurant-level operating margin was 13.8% versus 12.5% in the third quarter of 2013

•	Adjusted operating income margin* was 3.2% versus 3.7% in the third quarter of 2013 and U.S. GAAP operating (loss) income margin was (0.1)% versus 3.0% in the third quarter of 2013

•
Adjusted net income* was $12.6 million versus $13.2 million in the third quarter of 2013 and U.S. GAAP Net (loss) income attributable to Bloomin’ Brands was $(11.4) million versus $11.3 million in the third quarter of 2013

The following table reconciles Adjusted diluted earnings per share to Diluted (loss) earnings per share for the periods as indicated below:

	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	THREE MONTHS ENDED SEPTEMBER 30, 2013	CHANGE
Adjusted diluted earnings per share*	$0.10	$0.10	$—
Adjustments*	(0.19)	(0.01)	(0.18)
Diluted (loss) earnings per share	$(0.09)	$0.09	$(0.18)

_________________

*	See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release for more details.

“We were pleased with our third quarter results. Comp sales at our core domestic concepts grew 3.3%, which was a 290 basis point outperformance versus Knapp,” said Elizabeth Smith, CEO. “Importantly, these results include an improved dinner sales trend driven by successful marketing and innovation.”

Smith continued, “In addition, we have taken significant restructuring measures to right-size our business in Korea and optimize our infrastructure for growth. Third quarter results coupled with our recent actions give us confidence that our growth strategies are working, and more importantly, we are well positioned for sustained long-term success.”

Financial Results

The following summarizes the Company’s results for the thirteen weeks ended September 28, 2014:

(dollars in millions):	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	THREE MONTHS ENDED SEPTEMBER 30, 2013	% Change
Total revenues	$1,065.5	$967.6	10.1%

Adjusted restaurant level operating margin*	13.8%	13.0%	0.8%
Restaurant level operating margin	13.8%	12.5%	1.3%

Adjusted operating income margin*	3.2%	3.7%	(0.5)%
Operating (loss) income margin	(0.1)%	3.0%	(3.1)%
_________________

*
Denoted items are non-GAAP measurements, which include adjustments to the financial results as determined under U.S. GAAP. See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release.

•
The increase in Total revenues was primarily due to the consolidation of restaurant sales generated by the formerly unconsolidated joint venture restaurants in Brazil, additional revenues from opening new restaurants and an increase in domestic comparable restaurant sales at our existing restaurants. The increase in restaurant sales was partially offset by the closing of 34 restaurants since June 30, 2013 and a decline in comparable sales in the Company’s South Korea restaurants.

Comparable sales for Company-owned core domestic concepts were up 3.3% due to increases in general menu prices and a strengthening of the dinner sales trend relative to the second quarter. Customer traffic increased by 0.6% and was driven primarily by lunch expansion and promotions. Results by concept were as follows:

THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	4.8%
Carrabba’s Italian Grill	(1.2)%
Bonefish Grill	2.6%
Fleming’s Prime Steakhouse and Wine Bar	4.8%

•
The improvement in Adjusted restaurant-level operating margin was primarily due to productivity savings, the operating margin benefit from the consolidation of Brazil and higher domestic average unit volumes. The increase was partially offset by lower average unit volumes in the Company’s South Korea restaurants, higher insurance expenses, commodity inflation and lunch expansion rollout costs.

The improvement in U.S. GAAP restaurant-level operating margin was due to increased Adjusted restaurant-level operating margin and the lapping of a 2013 reserve for a payroll tax audit.

•
The decrease in Adjusted operating income margin was driven primarily by higher General and administrative expenses and Depreciation and amortization. This decrease was partially offset by higher restaurant margins. In addition, due to the consolidation of Brazil we no longer record the Company’s share of earnings from the Brazilian restaurants as “Income from operations of unconsolidated affiliates”.

The decrease in U.S. GAAP operating (loss) income margin was driven primarily by impairments as outlined in the “Other Events” section of this release as well as the decrease in Adjusted operating income margin.

System-wide Development

The following summarizes the Company’s system-wide development for the thirteen weeks ended September 28, 2014:

	JUNE 29, 2014	OPENINGS	CLOSURES	SEPTEMBER 28, 2014
Outback Steakhouse
Company-owned—domestic	650	1	(3)	648
Company-owned—international (1) (2)	172	7	(3)	176
Franchised—domestic	104	1	—	105
Franchised—international	51	1	(1)	51
Carrabba’s Italian Grill-Company-owned	240	3	—	243
Bonefish Grill-Company-owned	193	3	—	196
System-wide development		16	(7)
____________________

(1)	Includes four openings in Brazil, three openings in South Korea, two closures in South Korea and one closure in Hong Kong.

(2)	The restaurant count for Brazil is reported as of August 31, 2014 to correspond with the balance sheet date of this subsidiary and, therefore, excludes three restaurants that opened in September 2014.

Other Events

The Company’s fiscal third quarter adjusted results reflect the following items:

•
The Company decided to close 36 underperforming international locations, 34 of which are in South Korea. The Company expects to substantially complete these restaurant closings during the fourth quarter of 2014 and the first quarter of 2015. In connection with these closures, the Company incurred pre-tax asset impairments of approximately $11.6 million during the thirteen weeks ended September 28, 2014. In addition, the Company expects to incur pre-tax restaurant closing costs of approximately $19.0 million to $29.0 million, including costs associated with lease obligations and employee terminations. These costs are expected to be incurred primarily in the fourth quarter of 2014 and the first quarter of 2015.

•
In September 2014, the Company reclassified the assets and liabilities of Roy’s to held for sale as the Company plans to exit the Roy’s business. In connection with the decision to sell, the Company recorded pre-tax impairment and other charges of $6.1 million for assets held for sale during the thirteen weeks ended September 28, 2014.

•
During the third quarter of 2014, the Company underwent an organizational realignment that optimized certain support functions primarily in our supply chain and development teams. As a result of this realignment, the Company incurred $5.4 million of expense for severance and related items during the thirteen weeks ended September 28, 2014.

•
During the third quarter of 2014, the Company decided to sell both of its corporate airplanes. In connection with this decision, the Company recognized pre-tax asset impairment and other charges of $10.8 million for the thirteen weeks ended September 28, 2014.

Fiscal 2014 Financial Outlook

Based on results for the thirteen weeks ended September 28th, 2014, the Company revised its financial outlook for fiscal 2014. This outlook incorporates the improvement in anticipated full year domestic comp sales expectations. In addition, the Company expects Adjusted net income and Adjusted Diluted earnings per share to be at or above the mid-point of the guidance range. GAAP net income and GAAP diluted earnings per share guidance includes the impact of known items that have been excluded from all adjusted metrics.

The following table presents the Company’s updated expectations for selected fiscal 2014 financial reporting and operating results as compared to the financial outlook provided in the Company’s August 5, 2014 earnings release.

	Outlook on Aug. 5th	Current Outlook
Financial Results (in millions, except per share data or as otherwise indicated):

Total revenues	$4,400 - $4,450	$4,420 - $4,450

Adjusted EBITDA	$459 - $470	$459 - $470

Adjusted net income (1)	$135 - $141	$135 - $141

GAAP Net income attributable to Bloomin’ Brands	$120 - $126	$87 - $93

Adjusted diluted earnings per share (1)	$1.05 - $1.10	$1.05 - $1.10

GAAP Diluted earnings per share	$0.93 - $0.98	$0.68 - $0.73

Other Selected Financial Data (in millions, or as otherwise indicated):
Comparable sales for Company-owned core domestic concepts	0.0% - 1.0%	1.0% - 1.5%
Commodity inflation	2.5% - 3.5%	Approx. 3.0%
General and administrative expenses*	$280 - $290	$280 - $290
Effective income tax rate*	27.0% - 29.0%	27.0% - 29.0%
Number of new system-wide restaurants	55 - 60	55 - 60
Capital expenditures	$250 - $270	$215 - $235
_________________
*     Denoted items are expressed on an adjusted basis

(1)
The 2014 Adjusted net income and Adjusted diluted earnings per share guidance includes: (i) adjustments incurred through September 28, 2014, (ii) $1.6 million of pre-tax amortization for the fourth quarter for intangibles acquired in connection with the Brazil acquisition and (iii) $12.8 million of estimated restaurant closing expenses related to our planned international restaurant closures. See Non-GAAP financial measures for further information.

Conference Call
The Company will host a conference call today, November 4, 2014 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (888) 539-3624 or (719) 325-2349 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8093016. The replay will be available through Tuesday, November 11, 2014. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website after the call.

About Bloomin’ Brands, Inc.
The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company operates more than 1,500 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements
Certain statements contained herein, including statements under the headings “Fiscal 2014 Financial Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “on track,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 3, 2014.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	THREE MONTHS ENDED SEPTEMBER 30, 2013	THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2014	NINE MONTHS ENDED SEPTEMBER 30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$1,059,217	$957,507	$3,314,179	$3,047,854
Other revenues	6,237	10,062	20,046	30,821
Total revenues	1,065,454	967,569	3,334,225	3,078,675
Costs and expenses
Cost of sales	348,315	317,589	1,080,785	993,031
Labor and other related	295,532	274,125	909,422	858,020
Other restaurant operating	269,480	246,240	791,277	717,489
Depreciation and amortization	48,750	40,135	143,542	121,220
General and administrative	75,417	61,822	221,733	199,407
Provision for impaired assets and restaurant closings	29,081	121	36,170	2,706
Income from operations of unconsolidated affiliates	—	(1,973)	—	(7,454)
Total costs and expenses	1,066,575	938,059	3,182,929	2,884,419
(Loss) income from operations	(1,121)	29,510	151,296	194,256
Loss on extinguishment and modification of debt	—	—	(11,092)	(14,586)
Other income (expense), net	18	223	171	(127)
Interest expense, net	(13,837)	(17,690)	(45,544)	(56,585)
(Loss) income before (benefit) provision for income taxes	(14,940)	12,043	94,831	122,958
(Benefit) provision for income taxes	(4,110)	(91)	22,839	(30,696)
Net (loss) income	(10,830)	12,134	71,992	153,654
Less: net income attributable to noncontrolling interests	613	840	3,311	4,269
Net (loss) income attributable to Bloomin’ Brands	$(11,443)	$11,294	$68,681	$149,385

Net (loss) income	$(10,830)	$12,134	$71,992	$153,654
Other comprehensive (loss) income:
Foreign currency translation adjustment	(2,754)	10,697	10,969	(1,979)
Unrealized losses on derivatives, net of tax	(486)	—	(486)	—
Comprehensive (loss) income	(14,070)	22,831	82,475	151,675
Less: comprehensive income attributable to noncontrolling interests	613	840	3,311	4,269
Comprehensive (loss) income attributable to Bloomin’ Brands	$(14,683)	$21,991	$79,164	$147,406

(Loss) earnings per share:
Basic	$(0.09)	$0.09	$0.55	$1.22
Diluted	$(0.09)	$0.09	$0.54	$1.16
Weighted average common shares outstanding:
Basic	125,289	123,747	125,023	122,624
Diluted	125,289	129,439	128,148	128,464

Supplemental Balance Sheet Information (in thousands):

	SEPTEMBER 28, 2014	DECEMBER 31, 2013
	(unaudited)
Cash and cash equivalents (1)	$144,671	$209,871
Net working capital (deficit) (2)	(233,386)	(263,874)
Total assets	3,234,312	3,278,476
Total debt, net (3)	1,413,092	1,419,143
Total stockholders’ equity	569,912	482,709
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on Restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and to make capital expenditures.

(3)	The Company completed a refinancing of its Senior Secured Credit Facility in May 2014. The total indebtedness of the Company remained unchanged as a result of the refinancing.

Non-GAAP Financial Measures (unaudited)

In addition to the results provided in accordance with U.S. GAAP, we provide non-GAAP measures which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: (i) Adjusted restaurant-level operating margins, (ii) Adjusted income from operations and the corresponding margins, (iii) Adjusted net income, (iv) Adjusted diluted earnings per share and (v) Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA.

Although we believe these non-GAAP measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures are not intended to replace accompanying U.S. GAAP financial measures. These metrics are not necessarily comparable to similarly titled measures used by other companies.

The use of other non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the restaurant industry by isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent. We believe that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how our management team and Board of Directors evaluate our operating performance, allocate resources and establish employee incentive plans. EBITDA and Adjusted EBITDA are also frequently used by investors, analysts and credit agencies in evaluating and comparing companies. In addition, our debt agreements require compliance of certain ratios that are based on financial measures similar to Adjusted EBITDA.

Adjusted restaurant-level operating margin

Restaurant-level operating margin is calculated as Restaurant sales after deduction of the main restaurant-level operating costs, which includes Cost of sales, Labor and other related and Other restaurant operating. Adjusted restaurant-level operating margin is Restaurant-level operating margin adjusted for certain items, as noted below.

The following tables show the percentages of certain operating cost financial statement line items in relation to Restaurant sales on both a U.S. GAAP basis and an adjusted basis, as indicated, for the thirteen and thirty-nine weeks ended September 28, 2014 and the three and nine months ended September 30, 2013:

	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014		THREE MONTHS ENDED SEPTEMBER 30, 2013		(UNFAVORABLE) FAVORABLE CHANGE IN ADJUSTED
	U.S. GAAP	ADJUSTED	U.S. GAAP	ADJUSTED (1)	QUARTER TO DATE
Restaurant sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	32.9%	32.9%	33.2%	33.2%	0.3%
Labor and other related	27.9%	27.9%	28.6%	28.1%	0.2%
Other restaurant operating	25.4%	25.4%	25.7%	25.7%	0.3%

Restaurant-level operating margin	13.8%	13.8%	12.5%	13.0%	0.8%

	THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2014		NINE MONTHS ENDED SEPTEMBER 30, 2013		(UNFAVORABLE) FAVORABLE CHANGE IN ADJUSTED
	U.S. GAAP	ADJUSTED (2)	U.S. GAAP	ADJUSTED (1)	YEAR TO DATE
Restaurant sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	32.6%	32.6%	32.6%	32.6%	—%
Labor and other related	27.4%	27.4%	28.2%	28.0%	0.6%
Other restaurant operating	23.9%	23.9%	23.5%	23.5%	(0.4)%

Restaurant-level operating margin	16.1%	16.0%	15.7%	15.9%	0.1%
_________________

(1)	Includes an adjustment for payroll tax audit contingencies, which was recorded in Labor and other related.

(2)	Includes an adjustment for the deferred rent liability write-off associated with the Domestic Restaurant Closure Initiative, which was recorded in Other restaurant operating.

Adjusted income from operations, Adjusted net income and Adjusted diluted earnings per share

The following table reconciles Adjusted income from operations and the corresponding margins, Adjusted net income and Adjusted diluted earnings per share to their respective most comparable U.S. GAAP measures for the thirteen and thirty-nine weeks ended September 28, 2014 and the three and nine months ended September 30, 2013 (in thousands, except per share amounts):

	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	THREE MONTHS ENDED SEPTEMBER 30, 2013	THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2014	NINE MONTHS ENDED SEPTEMBER 30, 2013
(Loss) income from operations	$(1,121)	$29,510	$151,296	$194,256
Operating (loss) income margin	(0.1)%	3.0%	4.5%	6.3%
Adjustments:
Transaction-related expenses (1)	—	938	1,118	1,642
Severance (2)	5,362	—	5,362	—
Asset impairments and related costs (3)	16,952	—	16,952	—
Restaurant impairments and closing costs (4)	11,573	—	16,502	—
Payroll tax audit contingency (5)	—	5,000	—	5,000
Purchased intangibles amortization (6)	1,545	—	4,535	—
Adjusted income from operations	$34,311	$35,448	$195,765	$200,898
Adjusted operating income margin	3.2%	3.7%	5.9%	6.5%

Net (loss) income attributable to Bloomin’ Brands	$(11,443)	$11,294	$68,681	$149,385
Adjustments:
Transaction-related expenses (1)	—	938	1,118	1,642
Severance (2)	5,362	—	5,362	—
Asset impairments and related costs (3)	16,952	—	16,952	—
Restaurant impairments and closing costs (4)	11,573	—	16,502	—
Payroll tax audit contingency (5)	—	5,000	—	5,000
Purchased intangibles amortization (6)	1,545	—	4,535	—
Loss on extinguishment and modification of debt (7)	—	—	11,092	14,586
Total adjustments, before income taxes	35,432	5,938	55,561	21,228
Adjustment to (benefit) provision for income taxes (8)	(11,360)	(4,047)	(18,902)	(62,417)
Net adjustments	24,072	1,891	36,659	(41,189)
Adjusted net income	$12,629	$13,185	$105,340	$108,196

Diluted (loss) earnings per share	$(0.09)	$0.09	$0.54	$1.16
Adjusted diluted earnings per share	$0.10	$0.10	$0.82	$0.84

Basic weighted average common shares outstanding	125,289	123,747	125,023	122,624

Effect of diluted securities (9):
Stock options	2,912	5,500	3,055	5,303
Nonvested restricted stock and restricted stock units	—	192	70	537
Diluted weighted average common shares outstanding	128,201	129,439	128,148	128,464
_________________

(1)
Relates primarily to costs incurred with the secondary offering of our common stock in March 2014 and May 2013, respectively, and Brazil acquisition-related costs incurred during the three and nine months ended September 30, 2013.

(2)	Relates to severance expense incurred as a result of our organizational realignment.

(3)	Represents asset impairment charges and related costs associated with our decision to sell the Roy’s concept and corporate aircraft.

(4)
Represents impairments incurred in the thirteen and thirty-nine weeks ended September 28, 2014 for the International Restaurant Closure Initiative and expenses incurred in connection with the Domestic Restaurant Closure Initiative during the thirty-nine weeks ended September 28, 2014.

(5)	Relates to an IRS audit adjustment for the employer’s share of FICA taxes related to cash tips allegedly received and unreported by our tipped employees during calendar year 2010.

(6)	Represents non-cash intangible amortization recorded as a result of the acquisition of our Brazilian operations.

(7)	Relates to the refinancing in May 2014 and the repricing in April 2013 of our Senior Secured Credit Facility.

(8)
Income tax effect of adjustments for the thirteen and thirty-nine weeks ended September 28, 2014 was calculated based on the statutory rate applicable to jurisdictions in which the above non-GAAP adjustments relate. For the three and nine months ended September 30, 2013, we utilized a normalized annual effective tax rate of 22.0%, which excludes the income tax benefit of the valuation allowance release.

(9)
Due to the net loss, the effect of dilutive securities was excluded from the calculation of diluted (loss) earnings per share for the thirteen weeks ended September 28, 2014. For adjusted diluted earnings per share, the effect of the dilutive securities is included in the calculation.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA (EBITDA adjusted for certain significant items, as noted below) are supplemental measures of operating performance. The following table reconciles Net (loss) income attributable to Bloomin’ Brands to EBITDA and Adjusted EBITDA for the thirteen and thirty-nine weeks ended September 28, 2014 and the three and nine months ended September 30, 2013 (in thousands):

	THIRTEEN WEEKS ENDED SEPTEMBER 28, 2014	THREE MONTHS ENDED SEPTEMBER 30, 2013	THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2014	NINE MONTHS ENDED SEPTEMBER 30, 2013
Net (loss) income attributable to Bloomin’ Brands	$(11,443)	$11,294	$68,681	$149,385
(Benefit) provision for income taxes	(4,110)	(91)	22,839	(30,696)
Interest expense, net	13,837	17,690	45,544	56,585
Depreciation and amortization	48,750	40,135	143,542	121,220
EBITDA	47,034	69,028	280,606	296,494
Impairments and disposals (1)	17,862	519	19,240	2,000
Transaction-related expenses (2)	—	938	1,118	1,642
Stock-based compensation expense	4,000	3,170	11,839	10,618
Other losses (gains) (3)	481	(158)	(505)	389
Severance (4)	5,362	—	5,362	—
Restaurant impairment and closing costs (5)	11,573	—	16,502	—
Payroll tax audit contingency (6)	—	5,000	—	5,000
Loss on extinguishment and modification of debt (7)	—	—	11,092	14,586
Adjusted EBITDA	$86,312	$78,497	$345,254	$330,729
_________________

(1)
Represents non-cash impairment charges for fixed assets and intangible assets and net gains or losses on the disposal of fixed assets. Includes asset impairment charges associated with our decision to sell the Roy’s concept and corporate aircraft.

(2)
Relates primarily to costs incurred with the secondary offering of our common stock in March 2014 and May 2013, respectively, and Brazil acquisition-related costs incurred during the three and nine months ended September 30, 2013.

(3)
Represents expenses incurred as a result of net (losses) gains on partner deferred compensation participant investment accounts, foreign currency loss (gain) and the loss (gain) on the cash surrender value of executive life insurance.

(4)	Relates to severance expense incurred as a result of our organizational realignment. Included in severance is $0.9 million of modified stock compensation expense.

(5)
Represents impairments incurred in the thirteen and thirty-nine weeks ended September 28, 2014 for the International Restaurant Closure Initiative and expenses incurred in connection with the Domestic Restaurant Closure Initiative during the thirty-nine weeks ended September 28, 2014.

(6)	Relates to an IRS audit adjustment for the employer’s share of FICA taxes related to cash tips allegedly received and unreported by our tipped employees during calendar year 2010.

(7)	Relates to the refinancing in May 2014 and the repricing in April 2013 of our Senior Secured Credit Facility.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	SEPTEMBER 28,	SEPTEMBER 30,
	2014	2013
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic	648	664
Company-owned—international (1) (2)	176	119
Franchised—domestic	105	106
Franchised and joint venture—international (1) (2)	51	94
Total	980	983
Carrabba’s Italian Grill
Company-owned	243	237
Franchised	1	1
Total	244	238
Bonefish Grill
Company-owned	196	181
Franchised	5	7
Total	201	188
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	66	65
Roy’s
Company-owned	20	21
System-wide total	1,511	1,495
____________________

(1)
Effective November 1, 2013, the Company acquired a controlling interest in the Brazilian Joint Venture resulting in the consolidation and reporting of 47 restaurants (as of the acquisition date) as Company-owned locations, which are reported as unconsolidated joint venture locations in the historical period presented.

(2)
The restaurant count for Brazil is reported as of August 31, 2014 to correspond with the balance sheet date of this subsidiary and, therefore, excludes three restaurants that opened in September 2014. Restaurant counts for the Company’s Brazilian operations were reported as of September 30th in the historical period presented.

SOURCE: Bloomin’ Brands, Inc.